Exhibit 23.1

5E Advanced Materials, Inc.

Hesperia, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 28, 2022, relating to the consolidated financial statements of 5E Advanced Materials, Inc. as of June 30, 2022 and for the year then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.
Spokane, Washington

February 2, 2024